Exhibit 10.1


                        Amendment #3 (August 28, 1996) to
        License Agreement between CMU and Coda Music Technology / Vivace

The License Agreement made on June 10, 1992 between Carnegie Mellon University ("CMU") and the LICENSEE Coda Music Technology Inc. ("Coda", formerly known as Vivace, Inc., the name of which was legally changed to Coda Music Technology, Inc. on March 17, 1994), having its current principal office at 6210 Bury Drive, Eden Prairie, MN 55346-1718, as first amended by the letter agreement, dated November 12, 1993, and further amended by Amendment #2 dated May 12, 1994, is hereby further amended, (the June 10, 1992 Agreement as modified by the three amendments is referred to as the "License Agreement") and the parties hereto do hereby mutually covenant and agree as follows.


A. Intent and Purposes of this Amendment.

The general purposes and intent of this Amendment are :

1. To have the License adjusted to changes and developments in technology and markets which have occurred since the conception of the original License Agreement.

2. To encourage and facilitate cooperation between Coda and CMU toward (1) the success of Coda and (2) the widest possible dissemination and use of the CMU music technology subject to the License Agreement.

3. To simplify certain provisions of the License Agreement in order to avoid complicated, time consuming and potentially costly issues and disagreements, including adaptation of certain definitions and provisions of the License Agreement; to accomplish these changes while maintaining the original intent of the parties.


B. Royalties;  License Maintenance and Exclusivity Requirements.

Paragraph 4.1 of the License Agreement is hereby amended to read as follows :

  LICENSEE agrees to pay CMU Annual Royalties as follows :

   *   For calendar year 1996 -- $100,000 (one hundred thousand dollars)
   *   for 1997 -- $100,000 (one hundred thousand dollars);
   *   for 1998 -- $200,000 (two hundred thousand dollars);
   *   for each of the following years - 1999, 2000, 2001, 2002, 2003, 2004 -
       $300,000 (three hundred thousand dollars) per year;
   *   for the period from 1/1/2005 through 5/24/2005 -
       $150,000 (one hundred and fifty thousand dollars).

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Annual  Royalties  shall be due and payable on the following  Due Dates,  in the following Payment Increments:

                         March 31           June 30           Sept. 30          Dec. 31          (Annual Total)
                         --------           -------           --------          -------           -------------

   1996                  0                  0                 $50,000           $50,000          $100,000

   1997                  $15,000            $15,000           $35,000           $35,000          $100,000

   1998                  $40,000            $40,000           $60,000           $60,000          $200,000

   1999 through
   2004                  $60,000            $60,000           $90,000           $90,000          $300,000

                                            May 31, 2005

   2005                  $75,000            $75,000                                              $150,000



Payment of the above specified Annual Royalty amounts on the specified Due Dates shall discharge the payment obligations of LICENSEE required to keep the exclusive licenses in effect as provided in Section 2.1 of the License Agreement (as amended by Amendment #2, Section III,) subject to the other provisions of the License Agreement.

Paragraphs 4.2 and 4.3 of the License Agreement and any amendments thereto are deleted.

Any payments due from LICENSEE to CMU for (1) CMU Sub-license Royalty Splits (per Section 2.5 of the License Agreement), (2) Future Related CMU Technology (Section 2.2 of the License Agreement), (3) any new license agreements between CMU and LICENSEE, (4) Penalty Payments (see Section C below), and/or (5) any reason other than Annual Royalties, shall be amounts due and payable by LICENSEE to CMU in addition to the Annual Royalties specified herein.


C. CMU MusicTutor Products and Features.

LICENSEE has presented to CMU its plans to introduce two Assessment Products and/or Features ("Assessment Products") during 1997 calendar year, tentatively defined as the Intonation Trainer and The Rhythm Trainer; LICENSEE reserves the right to change these names in the event that research indicates that another name would enhance marketability. LICENSEE has requested, and CMU hereby agrees, that meeting of the following conditions will meet the Due Diligence marketing and sales performance Requirements of Article III of the License Agreement with regard to MusicTutor products ("Requirements"):

   Starting during the third quarter of 1997, both Assessment Products have been developed and introduced to the market, are included in LICENSEE's product brochures and selling programs, and are promoted in LICENSEE's general promotion programs, including LICENSEE's customer exhibits and presentations.

LICENSEE and CMU agree that, in the event that LICENSEE should not meet these Requirements, LICENSEE will pay CMU an annual Penalty Payment of $10,000 for 1997 and/or for each year of the remaining Term of the License Agreement during which such a deficiency exists; such Payments shall be due at the end of each such year.


D. Reports

In addition to the reporting requirements of Article V (Reports and Records) of the License Agreement, LICENSEE will report to CMU, quarterly and for each calendar year -

   (1) total number of Licensed Products sold
   (2) number of each Coda / Vivace Assessment product sold - (a) as a separate unit or module, and/or (b) as a built-in component or function of other Vivace / Coda products.

   Where classification is unclear, LICENSEE will consult with CMU as to proper method of reporting.


E. Termination.

Paragraph  13.2 of the License  Agreement is hereby amended to read as follows :
Should LICENSEE fail to pay amounts due for payment to CMU within fourteen (14 days) after the date when due and payable hereunder, CMU shall have the right to terminate this Agreement on thirty (30) days' written notice, unless LICENSEE pays CMU within that thirty (30) day period all such amounts due. Upon the expiration of the thirty (30) day period, if LICENSEE has not paid such amounts due, the rights, privileges and License granted to LICENSEE shall thereupon terminate, except as provided for in paragraph 13.6 of the License Agreement as amended below.

Paragraph 13.5 of the License Agreement,  is hereby amended to read as follows :
LICENSEE may initiate or cause the Termination of the License Agreement only as of the end of a calendar year during the remaining Term of the license (with the exception of the last period, ending 5/24/2005) ("Permitted Effective Termination Dates"), with minimum required written Termination Notice to CMU to be in accordance with the following schedule :


   Latest date when Termination Notice must
   be received by CMU, as related to                          Permitted Effective Dates for
   Permitted Effective Termination Dates                      Termination initiated or caused by LICENSEE

   12/20/1996                                                 12/31/1997
   12/20/1997                                                 12/31/1998
   12/20/1998                                                 12/31/1999
   12/20/1999                                                 12/31/2000
   6/30/2000                                                  12/31/2001
   6/30/2001                                                  12/31/2002
   6/30/2002                                                  12/31/2003
   11/24/2003                                                 5/24/2005



Paragraph  13.6 of the License  Agreement is hereby amended to read as follows :
Upon Termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that has matured prior to the Effective Date of the Termination. LICENSEE and any sub-licensee thereof may, however, after the Effective Date of such Termination, sell all Licensed Products and complete the manufacture and sale of all Licensed Products which were in LICENSEE's or sub-licensee's physical inventory or were in the process of manufacture at the time of such Termination, provided that LICENSEE shall (1) report to CMU a complete listing of any such products with within 30 days after such Termination, (2) pay to CMU any Annual Royalties specified in this Amendment for any calendar year during which such sales occurred until all such products have been sold, (3) pay to CMU any remaining CMU Sub-license Royalty Split amounts as provided for in Section 2.5 of the License Agreement, and (4) submit to CMU the reports required under the License Agreement until all such sales have been completed.

F. Notices (General)

Article XIV is amended as follows :

   The designated name and address for CMU shall be

   Benno A. Bernt, Director of Technology Transfer
   Carnegie Mellon University, Warner Hall 407
   5000 Forbes Avenue,
   Pittsburgh, PA 15213-3890
   Fax 412-268-7395

G. Other Provisions

Except as amended hereby, the License Agreement shall continue in full force and effect.



(Balance of this page intentionally left blank).

IN WITNESS WHEREOF, the parties have executed this agreement, with the intention of being legally bound, as of August 28, 1996.



Accepted and agreed to :

For Carnegie Mellon University                 For Coda Music Technology, Inc.



/s/ Benno A. Bernt                             /s/ Ron Raup
Benno A. Bernt,                                Ron Raup,
Director of Technology Transfer                President

9/22/96                                        9/9/96
Date                                           Date



/s/ Susan Burkett
Susan Burkett,
Associate Provost

9/23/96
Date